UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2021

VERTIV HOLDINGS CO
Exact name of registrant as specified in its charter

Delaware	001-38518	81-2376902
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1050 Dearborn Drive, Columbus, Ohio 43085
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 614-888-0246

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	VRT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 10, 2019, in connection with the closing of the business combination between Vertiv Holdings, LLC and GS Acquisition Holdings Corp, now known as Vertiv Holdings Co (the “Company”), the Company entered into a Tax Receivable Agreement (the “Prior Agreement”) with VPE Holdings, LLC (the “Stockholder”), an affiliate of Platinum Equity, LLC. Under the Prior Agreement, the Company generally agreed to pay the Stockholder 65% of the cash tax savings in U.S. federal, state, local and certain foreign taxes that the Company actually realized (or was deemed to realize) in periods after the closing of the business combination as a result of (i) increases in the tax basis of certain intangible assets of the Company resulting from certain pre-closing acquisitions, (ii) certain U.S. federal income tax credits for increasing research activities and (iii) tax deductions in respect of certain business combination expenses. In the twelfth year of the Prior Agreement, the Company was required to make an additional payment to the Stockholder based on 65% of the remaining tax benefits that had not been realized under the Prior Agreement.
On December 31, 2021 (the “Effective Date”), the Company and the Stockholder entered into that certain TRA Repurchase Agreement (the “Agreement”), pursuant to which the parties agreed to amend and supplement the Prior Agreement to replace the Company’s remaining payment obligations under the Prior Agreement with an obligation to pay $100 million in cash in two equal installments (the “TRA Repurchase”). Following the Effective Date, no payments under the Prior Agreement will be made or owed by the Company to the Stockholder, except for the installment payments (and any accrued interest thereon). The first installment payment will be due on or before June 15, 2022, and the second installment payment will be due on or before September 15, 2022. Upon receipt of the second installment payment, the Agreement will terminate and the Company will not be required to make any further payments to the Stockholder pursuant to the Agreement or the Prior Agreement.
In the event of a change of control of the Company prior to delivery of the second installment payment, all unpaid installment payments (together with any accrued interest thereon) will accelerate and become payable upon the consummation of such change of control. In addition, in the event of a material breach by the Company of any of its material obligations under the Agreement, all unpaid obligations under the Agreement will accelerate and become payable immediately and will accrue interest at a rate equal to the lesser of the Default Rate and the Maximum Rate (each, as defined in the Prior Agreement) until satisfied in full.
As of November 4, 2021, the Stockholder beneficially owned 37,955,215 shares of the Company’s Class A common stock, representing approximately 10% of the Company’s outstanding Class A common stock. In accordance with the Company’s Related Person Transactions Policy, the Agreement and the transactions contemplated thereby were reviewed and approved by the Audit Committee of the Board of Directors of the Company.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 7.01
On January 6, 2022, the Company issued a press release announcing the TRA Repurchase. The full text of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated by reference herein.
The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 (d) Financial Statements and Exhibits

Exhibit No.	Exhibit Description

10.1	TRA Repurchase Agreement, dated as of December 31, 2021, by and between Vertiv Holdings Co and VPE Holdings, LLC
99.1	Press release of Vertiv Holdings Co dated January 6, 2022 (Tax Receivable Agreement)
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2022	Vertiv Holdings Co
/s/ David Fallon
Name: David Fallon
Title: Chief Financial Officer